Exhibit 99

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER EARNINGS

March 10, 2005

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced fourth quarter and annual results for the periods ended December 31, 2004.

For the year ended December 31, 2004, First PacTrust Bancorp reported net income of $5.1 million, an increase of $1.0 million or 23.8% compared to net income of $4.1 million for the year ended December 31, 2003. Net income for the quarter ended December 31, 2004 was $1.1 million, consistent with the prior year’s quarter. First PacTrust Bancorp reported basic and diluted earnings per share of $1.18 and $1.16 for the twelve months ended December 31, 2004 compared to $.86 and $.85 for the twelve months ended December 31, 2003. First PacTrust Bancorp reported basic and diluted earnings per share of $0.26 and $0.25 for the quarter ended December 31, 2004 compared to both basic and diluted earnings per share of $.24 for the quarter ended December 31, 2003.

Net interest income before provision for loan losses decreased $72,000 to $5.0 million for the quarter ended December 31, 2004 due to a decline in the Company’s net interest margin. This decline resulted from increased cost of funds related to higher short-term interest rates and a decrease in the yield on loans and investments. For the year ended December 31, 2004, the Company’s net interest income before provision for loan losses increased $1.7 million or 9.4% to $20.3 million as compared to $18.6 million for the prior year.

Total interest income increased $4.0 million to $31.7 million for the year ended December 31, 2004 from $27.7 million for the prior year, resulting from a $117.5 million increase in the average balance of loans receivable from $504.1 million at December 31, 2003 to $621.6 million at December 31, 2004. During the fourth quarter total interest income increased $557,000 to $8.1 million from $7.6 million in the prior year’s quarter due primarily to increasing average loan balances.

Total interest expense increased $2.2 million to $11.4 million for the year ended December 31, 2004 from $9.2 million for the prior year due to increases in the average balances of deposits as well as increased cost of funds. Interest expense increased $629,000 for the fourth quarter to $3.2 million from $2.5 million in the prior year’s quarter due primarily to increases in the average balances of deposits.

Provisions for loan losses of $238,000 and $1.3 million were made for the years ended December 31, 2004 and 2003, respectively. During the fourth quarter of 2004, a $212,000 net provision recovery was made compared to a $209,000 provision for loan losses in the same period of the prior year. The decreases in the provision was due to slower growth in the loan portfolio in 2004 compared to the same period in 2003 as well as continued low levels of charge-offs and nonperforming assets. The allowance for loan losses was $4.4 million or .70% of total loans at December 31, 2004 compared to $4.2 million or .72% of total loans at December 31, 2003.

Noninterest income increased $269,000 to $1.6 million for the year ended December 31, 2004 from $1.3 million for the prior year. This increase resulted primarily from increased volume of customer service fees as well as a gain of $93,000 on the sale of securities. Noninterest income remained relatively stable at approximately $330,000 for quarter ended December 31, 2004 compared to the prior year’s quarter.

Noninterest expense increased approximately $1.1 million or 10.0% to $12.7 million for the year ended December 31 2004 from $11.5 million in the prior year. A significant contributing factor was increased compensation and benefits expense due to additional awards granted under the Recognition and Retention Plan (“RRP”) in the second quarter of 2004. Noninterest expense increased $331,000 to $3.5 million for quarter ended December 31, 2004 from $3.2 million over the prior year quarter primarily due to a $311,000 impairment loss on an equity investment in a tax credit fund.

Total assets increased by $50.5 million, or 8.1%, to $674.5 million at December 31, 2004 from $624.0 million at December 31, 2003. The increase primarily reflected growth in loans receivable of $41.5 million, funded by an increase in deposits of $63.7 million. The company’s investment securities portfolio increased $3.6 million to $10.0 million from $6.4 million at December 31, 2003 due primarily to the purchase of two Fannie Mae notes during the fourth quarter.

Equity decreased $5.1 million to $79.4 million at December 31, 2004 from $84.5 million at December 31, 2003. The decrease resulted from the purchase of 448,300 shares of treasury stock for $10.1 million and the payment of dividends of $2.0 million, which was supplemented by $5.1 million of income earned during the year ended December 31, 2004. At December 31, 2004, the Company had the remaining authority to purchase 126,800 shares of common stock under its currently active stock repurchase program.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$8,135	$7,578	$31,733	$27,721
Total interest expense	3,175	2,546	11,426	9,159

Net interest income	4,960	5,032	20,307	18,562
Provision for loan losses	(212)	209	238	1,272

Net interest income after provision for loan losses	5,172	4,823	20,069	17,290
Noninterest income	330	333	1,550	1,281
Noninterest expense	3,541	3,210	12,658	11,510

Income before taxes	1,961	1,946	8,961	7,061
Income tax provision	869	818	3,886	2,960

Net income	$1,092	$1,128	$5,075	$4,101

Earnings per share
Basic	$.26	$.24	$1.18	$.86

Diluted	$.25	$.24	$1.16	$.85

	December 31, 2004	December 31, 2003
	(In thousands)
Selected Financial Condition Data
Total assets	$674,460	$623,964
Cash and cash equivalents	12,315	11,575
Loans receivable, net	628,724	587,251
Securities available for sale	10,019	6,419
Deposits	453,581	389,925
Advances from Federal Home Loan Bank	135,500	147,000
Stockholders’ equity	79,391	84,539

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Selected Financial Ratios (1)
Return on average assets	.65%	.74%	.77%	.74%
Return on average equity	5.53	5.25	6.32	4.66
General and administrative expenses to average assets	2.10	2.09	1.92	2.09
Efficiency ratio (2)	61.06	59.83	56.73	58.01
Net interest margin	3.00	3.38	3.16	3.49

	As of December 31, 2004	As of December 31, 2003
Non-performing assets to total assets (3)	.00%	.00%
Book value per common share (4)	$18.88	$18.48

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income less any gains or losses on sale of securities and less an impairment loss taken on an equity investment.
(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.